Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

November 30, 2004

VCG Holding Corp Comments on Robust Year-to-Date Financial Performance

DENVER—(BUSINESS WIRE)—November 30, 2004—VCG Holding Corp. (AMEX: PTT),

On November 22, 2004, VCG Holding Corp. (VCG), a national consolidator and operator of adult nightclubs, filed its 10-QSB for the third quarter ended September 30, 2004. The following is a summary of the results and comments from management.

Third Quarter Results

Total revenues for the quarters ended September 30, 2004 and September 30, 2003 were $3,090,141 and $2,907,439, respectively, representing an increase of over 6%. Net income for the quarters ended September 30, 2004 and September 30, 2003 were $223,027 and $230,282, respectively, resulting in net earnings per diluted share of $0.03 and $0.04 per diluted share, respectively.

Operating expenses for the quarter ended September 30, 2004 were 10.5% higher than the same period 2003. The increase in operating expenses was the result of several factors including: increased marketing expenses for the nightclubs acquired in 2004, construction and personnel costs for the Penthouse club in Phoenix (that was subsequently opened in November 2004) and acquisition due diligence expenses.

As of September 30, 2004, the company had 8,226,559 shares of common stock outstanding. VCG had stockholder’s equity of $5,158,023 at September 30, 2004 as compared to $7,537,767 at September 30, 2003. The decline in stockholder’s equity was attributable to an accounting charge of $3,512,387 related to the excess of the purchase price over the book value of the clubs acquired from a related party. During the fourth quarter, the Company issued $5,902,500 in preferred stock.

Nine Months Results

Total revenues for the nine month periods ended September 30, 2004 and September 30, 2003 were $9,062,030 and $8,458,889, respectively, representing an increase of over 7%. Net income for the nine months ended September 30, 2004 and September 30, 2003 were $772,610 and $920,686, respectively, resulting in net earnings per diluted share of $0.10 and $0.14 per diluted share, respectively. The PT’s Showclub in Indianapolis, which was opened in 1998 and purchase in 2002, experienced a revenue increase of 5.7%, which is excellent for an established location. Centerfolds in Denver, which was opened in 2003, reported a revenue increase of 72.7%. The Penthouse Club in Denver, which was opened in 1999 and was purchased and converted into a Penthouse club in 2004, reported a revenue increase of over 21%. The Platinum

Club in Saint Louis and PT’s Showclub in Memphis experienced declines in revenue over the same nine month period 2003. The decrease at the St. Louis club was primarily the result of a several month long bridge closure limited motorist access to the club. The Tennessee club was closed for about three weeks during the period.

Operating expenses for the nine month period ended September 30, 2004 were 11.7% higher than the same period 2003. The increase in operating expenses was the result of several factors including: increased marketing expenses for the nightclubs acquired in 2004, construction and personnel costs for the Penthouse club in Phoenix (that was subsequently opened in November 2004) and acquisition due diligence expenses.

“We are very happy with our third quarter results” stated Troy H. Lowrie Chairman and CEO. “While our two clubs in St. Louis and Memphis experienced a decline in sales due to external factors, such as a bridge closure in St. Louis that restricted traffic to the club, our other nightclubs performed extremely well. Moreover, during the quarter, we worked on the completion of our new Penthouse club in Phoenix, which opened in November of 2004 and we negotiated the acquisition of the Diamond Cabaret club in Denver, which was consummated in October of 2004. We believe the addition of these two clubs, which brings our total to seven owned clubs, will provide significant revenue and net income enhancement in the fourth quarter. Accordingly, we expect to meet our previously released 2004 guidance of revenue between $14 million and $16 million and net income of between $1.2 million and $1.5 million, resulting in earnings per share in 2004 of between $0.13 and $0.16. In addition, with a full year of operations in the clubs opened and acquired in 2004, we expect to meet our previously released 2005 guidance of revenue between $23 million and $27 million and net income of between $3.0 and $4.0 million, resulting in earnings per share in 2005 of between $0.30 and $0.39.”

About VCG Holding Corp.

VCG is an owner, operator and consolidator of upscale adult nightclubs throughout the United States. The company currently owns seven adult nightclubs, and operates nine more clubs on management agreements. The owned and managed clubs are located in Indianapolis, Memphis, St. Louis, Denver, Phoenix, Louisville, and Honolulu.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) war, insurrection and/or terrorist attacks on United States soil; growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; and other risks identified from time to time in the Company’s SEC reports, including the annual report on Form 10-K for 2003 and its current reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal Ocello, President

Donald W Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone     303.934.2424

Facsimile       303-922.0746

Email:            tlowrie@vcgh.com

                       dprosser@vcgh.com

                       mocello@vcgh.com